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                             HEADS OF AGREEMENT


1. Each of Ladenburg Thalmann & Co. Inc., Sundowner Investments Limited and AMRO International S.A. shall release and discharge Sand Technology Inc. ("Sand") and its directors and officers from any all actions, suits, contracts, agreements, claims and obligations whatsoever which any one of them may have against Sand, and Sand shall release and discharge each of Ladenburg Thalmann & Co. Inc., Sundowner Investments Limited and AMRO International S.A. and each of their respective directors and officers from any all actions, suits, contracts, agreements, claims and obligations whatsoever which Sand may have against any of them, in any way arising out of or relating to (i) the Common Share Purchase Agreement with Sundowner Investments Limited dated May 26, 2000 (the "Equity Line of Credit"), (ii) the Common Shares and Warrant Purchase Agreement with AMRO International S.A. dated May 24, 2000 (the "AMRO Agreement"), and (iii) the Engagement Agreement with Ladenburg Thalmann & Co. Inc. dated March 15, 2000, and all ancillary documents thereto, provided that

     a) Subject to clause (d) below, Sand shall pay US$250,000 to Ladenburg Thalmann & Co. Inc. upon the closing (the "Closing") of the Financing Agreement between Sprott Securities Inc. and Sand dated November 6, 2000 and anticipated to close on or about November 22, 2000 and upon such payment, all terms and conditions of the Engagement Agreement shall be terminated and of no force or effect whatsoever;

     b) Sand shall issue up to 500,000 Common Shares at US$6.00 per share during the period November 7, 2000 to November 17, 2000 upon the request of Sundowner Investments Limited pursuant to the Equity Line of Credit. Whether Sundowner exercises it rights pursuant to this clause or not, the Equity Line of Credit shall be terminated upon the Closing pursuant to section 7.1 of the Equity Line of Credit and be of no force or effect whatsoever.

     c) As of the Closing, provided that the AMRO repricing notice of November 6, 2000 has been honored in accordance with its terms, all terms and conditions of the AMRO Agreement shall be terminated and be of no force or effect whatsoever.

     d) In the event that Sundowner elects not to exercise option (b) above, the payment due to Ladenburg Thalman in (a) above shall be US$300,000. For clarity, if Sundowner purchases any shares under
           (b), then the termination payment to Ladenburg Thalmann shall be $250,000, and Ladenburg shall also receive its commission on the shares purchased by Sundowner per the March 15, 2000 letter in addition to the $250,000. If Sand closes on any amount with Sprott Securities, the full $250,000 will be due. If Sand closes on nothing with Sprott, then all of the above-referenced agreements will remain in full force and effect.

2. The parties shall do all things and provide all such reasonable assurances as may be required to consummate the transaction contemplated above, and each party shall provide such further documents and instruments required by any other party as may be reasonably necessary or desirable to effect the purpose of these Heads of Agreement and to carry out their provisions. In addition, Sand undertakes that it shall not withdraw the registration statement or statements registering the shares underlying any warrants held by any of AMRO, Sundowner or Ladenburg Thalmann until and unless Sand includes such shares on another registration statement, whether for the purchasers in the Sprott transaction, or otherwise.


Dated this 6th day of November 2000.


LADENBURG THALMANN & CO. INC.          SUNDOWNER INVESTMENTS LIMITED


/s/ Robert Kropp                       /s/ Hans Gassner
-------------------------------------  --------------------------------------
    Robert Kropp, Director of              Hans Gassner - Director
    Investment Banking

AMRO INTERNATIONAL S.A.                SAND TECHNOLOGY INC.


/s/ H.U. Bachofen                      /s/ Arthur G. Ritchie
-------------------------------------  --------------------------------------
    H.U. Bachofen - Director